EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  October 21, 2004

SKYWEST ANNOUNCES THIRD QUARTER AND YTD

2004 EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $308.3 million for the quarter ended September 30, 2004, a 33.7% increase, compared to $230.5 million for the same period last year.  The Company also reported net income of $21.3 million for the quarter ended September 30, 2004, or $0.37 per diluted share, compared to $21.1 million of net income or $0.36 per diluted share for the same period last year.

SkyWest, Inc. also reported operating revenues of $829.4 million for the nine months ended September 30, 2004, a 27.5% increase, compared to $650.5 million for the same period last year.  The Company also reported net income of $60.7 million for the nine months ended September 30, 2004, or $1.04 per diluted share, compared to $49.3 million of net income or $.85 per diluted share for the same period last year.

The primary items of significance affecting the third quarter of 2004 are outlined below:

Total operating revenues for the third quarter of 2004 increased primarily as a result of a 30.4% increase in available seat miles (ASMs) and due to fuel cost reimbursements by our major partners under our contract arrangements that are recorded as operating revenues.

Total operating expenses per ASM for the third quarter of 2004, excluding fuel charges (which are primarily reimbursable by the Company’s major partners), of $71.7 million or $0.035 per ASM, decreased approximately

2.9% to $0.100 from $0.103 for the same quarter of 2003, primarily as a result of the efficiencies related to the addition of 27 new regional jet aircraft since September 30, 2003.

Total ASMs for the third quarter of 2004 increased 30.4% from the third quarter of 2003, primarily as a result of the Company increasing its fleet size to 202 aircraft as of September 30, 2004, from 177 aircraft as of September 30, 2003.  During the quarter, the Company took delivery of 10 new regional jet aircraft consisting of eight 50-seat aircraft and two 70-seat aircraft.  At September 30, 2004, the Company’s fleet consisted of 128 regional jets (56 Delta and 72 United) and 74 EMB-120 aircraft (50 United, 15 Delta and 9 Continental).  During the third quarter of 2004, the Company generated 2.03 billion ASMs, compared to 1.56 billion ASMs during the same period of 2003.

On February 10, 2004, the Company announced the completion of a firm order for 12 additional Bombardier regional jet aircraft.  The order consists of ten, 50-seat aircraft and two 70-seat aircraft.  As a result of its firm orders for aircraft and recent delivery schedule changes, the Company currently anticipates that it will take delivery of a total of 12, 70-seat aircraft and 12, 50-seat aircraft during 2004.  Management also currently anticipates that due to these projected deliveries during 2004, the Company’s annual ASMs will increase by approximately 28% from the 2003 production to approximately 7.5 billion during 2004.  Additionally, the Company has obtained lease financing commitments for all aircraft to be delivered during 2004.

During the quarter ended September 30, 2004, the Company and Delta Air Lines finalized the reimbursement rates for Delta Connection flying for calendar 2004.  The Company and Delta Air Lines are continuing to negotiate other changes to the definitive agreement that would provide for multiple year automatic rate reset provisions, a contract extension and other provisions intended to enable more efficient contract administration for the parties.

Delta Air Lines previously announced that SkyWest was awarded seven additional 50-seat regional jet aircraft that are scheduled for delivery during the first half of 2005.  As a result of this announcement, the Company currently anticipates that SkyWest will operate 63, 50-seat regional jets in its Delta Connection operations by mid 2005.

On September 8, 2004, Delta Air Lines, in a press release, outlined key elements of a transformation plan that included the dehubbing of its Dallas/Fort Worth hub. As a result, the Company will be re-deploying seven CRJ-200 regional jet aircraft back to its Salt Lake City hub where Delta Air Lines has indicated it will strengthen its presence.  All departures and operations related to these seven aircraft will relocate to the Company’s Salt Lake City hub effective for February 2005.

Effective for the quarter ended September 30, 2004, the Company completed negotiations and signed a Memorandum of Understanding (MOU) with a third party vendor to provide long-term engine services covering the scheduled and unscheduled repairs for engines on its CRJ-700 regional jet aircraft. Under the terms of the MOU, the Company expects to pay a set dollar amount per engine hour flown on a monthly basis and the third party vendor will assume the responsibility to repair the engines at no additional cost to the Company, subject to certain exclusions.  During the quarter ended September 30, 2004, the Company recorded expenses of approximately $.9 million related to the MOU.

During the quarter ended September 30, 2004, the Company repurchased 895,656 shares of its outstanding common stock for a total of approximately $12.3 million under a previously approved Board authorized repurchase program. The continuing authorization allowed for the repurchase of up to 2.7 million shares of the Company’s outstanding common stock. As a result of the recent purchases, the Company is still authorized to acquire approximately 1.8 million shares.

At September 30, 2004, the Company had approximately $497.8 million in cash and marketable securities compared to $480.4 million as of December 31, 2003.  During the quarter, the Company took delivery of ten new regional jet aircraft from Bombardier, consisting of eight 50-seat aircraft and two 70-seat aircraft and entered into interim financing arrangements for these aircraft. Additionally, during the quarter the Company refinanced four previous interim financing arrangements for 70-seat aircraft with long-term permanent U.S. Leveraged Leases.

The Company’s long-term debt increased to $474.3 million as of September 30, 2004, compared to $462.8 million at December 31, 2003, consistent with entering into two long-term debt arrangements on two 50-seat aircraft delivered in January 2004.  The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.26 billion as of September 30, 2004.

Under the Company’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue.  However, consistent with the change to a time and material maintenance policy, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, the Company records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the third quarter of 2004, the Company has collected and recorded as revenue $6.0 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

SkyWest Airlines was named the number one on-time airline in the United States by the Department of Transportation for 2003, a year in which it carried 10.7 million passengers. SkyWest operates as United Express, Delta Connection and Continental Connection carriers under contractual agreements with United Airlines and Delta Air Lines, and under a marketing agreement with Continental Airlines.  System-wide, SkyWest serves a total of 125 cities in 34 states and three Canadian provinces with nearly 1,400 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  “The Company” may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass the Company’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date.  The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; potential bankruptcy proceedings involving Delta Air Lines, Inc.; ongoing negotiations between the Company and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; SkyWest’s ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries and the Company’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company’s current expectations are contained in the Company’s filings with the Securities and Exchange Commission, including the section of the Company’s Annual Report 10-K, as amended, entitled “Factors That May Affect Future Results.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating revenues:
Passenger	$303,802	$228,974	$816,677	$646,290
Ground handling and other	4,463	1,516	12,679	4,256
	308,265	230,490	829,356	650,546
Operating expenses:
Flying operations	155,547	103,777	406,244	307,068
Customer service	45,941	34,198	129,922	101,909
Maintenance	32,453	22,141	81,365	57,879
Depreciation and amortization	19,221	19,179	57,448	54,514
General and administrative	16,011	13,856	42,997	37,390
Promotion and sales	1,150	2,106	3,422	12,152
	270,323	195,257	721,398	570,912
Operating income	37,942	35,233	107,958	79,634
Other income (expense):
Interest income	2,474	2,767	6,554	8,337
Interest expense	(4,951)	(3,364)	(13,340)	(7,112)
	(2,477)	(597)	(6,786)	1,225
Income before income taxes	35,465	34,636	101,172	80,859
Provision for income taxes	14,186	13,508	40,469	31,535
Net income	$21,279	$21,128	$60,703	$49,324

Basic earnings per share	$0.37	$0.37	$1.05	$0.85
Diluted earnings per share	$0.37	$0.36	$1.04	$0.85
Weighted average common shares:
Basic	57,909	57,837	57,991	57,709
Diluted	58,206	58,423	58,478	58,037

Unaudited Operating Highlights

Operating Highlights	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	% Change		2004	2003	% Change

Passengers carried	3,769,737	2,918,244	29.2		9,811,577	7,752,976	26.6
Revenue passenger miles (000)	1,561,048	1,148,990	35.9		4,013,486	3,036,418	32.2
Available seat miles (000)	2,032,212	1,557,928	30.4		5,453,588	4,243,571	28.5
Passenger load factor	76.8%	73.8%	3.0	pts	73.6%	71.6%	2.0	pts
Passenger breakeven load factor	68.6%	63.6%	5.0	pts	65.2%	63.6%	1.6	pts
Yield per revenue passenger mile	$0.195	$0.199	(2.0)		$0.203	$0.213	(4.7)
Revenue per available seat mile	$0.152	$0.148	2.7		$0.152	$0.153	(0.7)
Cost per available seat mile	$0.135	$0.127	6.3		$0.135	$0.136	(0.7)
Fuel cost per available seat mile	$0.035	$0.025	40.0		$0.031	$0.026	19.2
Average passenger trip length	414	394	5.1		409	392	4.3